EXHIBIT 99.1

ENSERVCO Updates Investors on 2018 Fourth Quarter and Full Year Financial Expectations

DENVER, CO – January 25, 2019 – ENSERVCO Corporation (NYSE American: ENSV), a diversified national provider of specialized well-site services to the domestic onshore conventional and unconventional oil and gas industries, today announced it expects 2018 fourth quarter revenue, inclusive of the Adler Hot Oil business unit, to increase approximately 4% year over year to a range of $14.6 million to $14.7 million from $14.1 million in the fourth quarter last year.  Full year revenue is expected to increase approximately 20% to between $49.0 million and $49.1 million from $40.8 million a year ago.  The increases were lower than anticipated due to reduced drilling and completion activity related to the decline in crude oil prices during the fourth quarter.

Net income and adjusted EBITDA for the 2018 full year are expected to improve over 2017 levels, although fourth quarter profitability is expected to be down year over year due primarily to costs related to closure of the Company’s Dillco water hauling business, increased fixed cost basis related to the October 26, 2018, acquisition of Adler Hot Oil Service, and unbillable workforce time in December related to the decline in drilling and completion activity.

Ian Dickinson, President and CEO, said, “Revenue and fleet utilization in the first half of Q4 was well ahead of prior year levels, but the steep decline in crude oil prices that began in November resulted in customer year-end cost cutting initiatives related to drilling and completion activity delays.  With the start of the new year and oil prices stabilizing, we are seeing drilling and completion activity again on the upswing, with a resultant increase in fleet utilization compared with the final six weeks of 2018.”

About ENSERVCO

Through its various operating subsidiaries, ENSERVCO provides a wide range of oilfield services, including hot oiling, acidizing, frac water heating, water transfer, and water hauling.  The Company has a broad geographic footprint covering seven major domestic oil and gas basins and serves customers in Colorado, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming and West Virginia. Additional information is available at www.enservco.com

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions ENSERVCO reasonably expects to occur in the future. Expectations for the future performance of ENSERVCO are dependent upon a number of factors, and there can be no assurance that ENSERVCO will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond ENSERVCO's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in ENSERVCO’s annual report on Form 10-K for the year ended December 31, 2017, and subsequently filed documents with the SEC.  Forward looking statements in this news release that are subject to risk include potential for drilling and completions activity levels and fleet utilization to continue increasing.  It is important that each person reviewing this release understand the significant risks attendant to the operations of ENSERVCO.  ENSERVCO disclaims any obligation to update any forward-looking statement made herein.

Contact:

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

Direct: 303-880-9000

Email: jay@pfeifferhigh.com